UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 25, 2010

FNBH BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File No.)	38-2869722 (IRS Employer Identification No.)

101 East Grand River, Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

517-546-3150

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)       Appointment of New Director.

        Effective March 25, 2010, the Board of Directors of FNBH Bancorp, Inc. (the "Corporation") appointed Mr. Stanley B. Dickson as a director.  Mr. Dickson was appointed as a director of First National Bank in Howell (the "Bank"), the wholly-owned subsidiary of the Corporation, effective October 15, 2009, as disclosed in a Current Report on Form 8-K filed by the Corporation on October 22, 2009.

        There are no arrangements or understandings between Mr. Dickson and any other person pursuant to which he was selected as a director.

        Except as disclosed below, there have been no transactions since January 1, 2009, nor are there any currently proposed transactions, to which the Corporation or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Dickson had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.

        Mr. Dickson may be a customer of the Bank and may have had transactions with the Bank in the ordinary course of business. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, do not involve an unusual risk of collectability or present other unfavorable features, and were made in compliance with applicable banking regulations.

        Mr. Dickson has been appointed to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors of the Corporation.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNBH BANCORP, INC.

Dated: March 31, 2010	/s/ Mark Huber
By: Mark Huber
Its: Chief Financial Officer